Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(in thousands, except ratio of earnings to fixed charges)

The following table sets forth our ratio of earnings to fixed charges for the years ended December 31, 2002, 2003, 2004, 2005 and 2006, and for the three-month periods ended March 31, 2006 and 2007. We have also included the calculations for all periods presented on a pro forma basis for the year ended December 31, 2006 and the three months ended March 31, 2007 which gives effect to combined operations assuming the Celunol merger occurred at the beginning of each of the respective periods. As earnings were inadequate to cover the combined fixed charges, we have provided the coverage deficiency amounts. For purposes of this computation, fixed charges are the sum of (i) interest costs including the amortization of deferred financing costs; and (ii) the portion of operating lease rental expense that is representative of the interest factor of 10%.

	Years Ended December 31,
	2002	2003	2004	2005	2006	2006 Pro Forma
Net loss	$(27,987)	$(57,696)	$(33,425)	$(89718)	$(39,271)	$(47,508)
Interest expense on indebtedness	$1,511	$1,434	$1,664	$1,282	$1,003	$1,239
Interest expense on portion of rent expense representative of interest	$468	$650	$650	$677	$796	$822

Earnings	$(26,008)	$(55,612)	$(31,111)	$(87,759)	$(37,472)	$(45,447)
Interest expense on indebtedness	$1,511	$1,434	$1,664	$1,282	$1,003	$1,239
Interest expense on portion of rent expense representative of interest	$468	$597	$650	$677	$796	$822

Total Fixed Charges	$1,979	$2,031	$2,314	$1,959	$1,799	$2,061

Ratio of earnings to fixed charges	—	—	—	—	—	—

Coverage deficiency	$(26,008)	$(55,612)	$(31,111)	$(87,759)	$(37,472)	$(45,447)

	Three Months Ended March 31,
	2006	2007	2007 Pro Forma
Net loss	$(21,401)	$(10,318)	$(15,680)
Interest expense on indebtedness	$271	$227	$714
Interest expense on portion of rent expense representative of interest	$398	$365	$375

Earnings	$(20,732)	$(9,726)	$(14,591)
Interest expense on indebtedness	$271	$227	$714
Interest expense on portion of rent expense representative of interest	$398	$365	$375

Total Fixed Charges	$669	$592	$1,089

Ratio of earnings to fixed charges	—	—	—

Coverage deficiency	$(20,732)	$(10,318)	$(14,591)